Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement of Schedule 13D (including any and all amendments thereto) with respect to the common stock of Forest Investments, Inc., and further agree to the filing of this Agreement as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13D.

Dated: January 7, 2021

JPMORGAN CHASE & CO.

By	/s/ Michael T. Lees
Name:	Michael T. Lees
Title:	Attorney-in-Fact

JPMORGAN CHASE HOLDINGS LLC

By	/s/ Michael T. Lees
Name:	Michael T. Lees
Title:	Attorney-in-Fact

J.P. MORGAN BROKER-DEALER HOLDINGS INC.

By	/s/ Brian M. Ercolani
Name:	Brian M. Ercolani
Title:	Operations Manager